Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between

Docket No. 12-072-WA/RB-HC

NASB FINANCIAL, INC.

Grandview, Missouri

and

FEDERAL RESERVE BANK OF

KANSAS CITY

Kansas City, Missouri

WHEREAS, NASB Financial, Inc., Grandview, Missouri (“NASB”), a registered savings and loan holding company, owns and controls North American Savings Bank, FSB, Grandview, Missouri (the “Bank”), a federal savings association, NASB Preferred Trust I, Grandview, Missouri (“Preferred Trust”), and other various nonbank subsidiaries;

WHEREAS, it is the common goal of NASB and the Federal Reserve Bank of Kansas City (the “Reserve Bank”) to maintain the financial soundness of NASB so that NASB may serve as a source of strength to the Bank;

WHEREAS, NASB and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on November 29, 2012, the board of directors of NASB, at a duly constituted meeting, adopted a resolution authorizing and directing David Hancock, the Chief Executive Officer and Chairman, to enter into this Agreement on behalf of NASB, and consenting to compliance with each and every provision of this Agreement by NASB and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, NASB and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of NASB shall take appropriate steps to fully utilize NASB’s financial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831o-1) and section 238.8(a) of Regulation LL of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.P.R.§ 238.8(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Office of the Comptroller of the Currency on May 22, 2012, and any other supervisory action taken by the Bank’s federal regulator.

Dividends and Distributions

2. (a) NASB shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.

(b) NASB shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) NASB and Preferred Trust shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on NASB’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, NASB must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) NASB and Preferred Trust shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) NASB shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow Projections

4. Within 60 days of this Agreement, NASB shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2013. NASB shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2013 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

5. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, NASB shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation LL of the Board of Governors (12 C.F.R. §§ 238.71 et seq.).

(b) NASB shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

6. Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

7. All communications regarding this Agreement shall be sent to:

(a)	Mr. Todd A. Offenbacker
Vice President
Federal Reserve Bank of Kansas City
1 Memorial Drive
Kansas City, Missouri 64198

(b)	Mr. Keith Cox
President
NASB Financial, Inc.
12498 S. 71 Highway
Grandview, Missouri 64030

Miscellaneous

8. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to NASB to comply with any provision of this Agreement.

9. The provisions of this Agreement shall be binding upon NASB and its institution- affiliated parties, in their capacities as such, and their successors and assigns.

10. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

11. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting NASB, the Bank, any nonbank subsidiary of NASB, or any of their current or former institution-affiliated parties and their successors and assigns.

12. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 29th day of November, 2012.

NASB FINANCIAL, INC.		FEDERAL RESERVE BANK OF KANSAS CITY

By:	/s/ David Hancock	By:	/s/ Todd A. Offenbacker
	David Hancock		Todd A. Offenbacker
	Chief Executive Officer and Chairman		Vice President

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